                                                             EXHIBIT 10.36



            --------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 by and between

                        ALLEGHANY INSURANCE HOLDINGS LLC

                                       and

                                ROYAL GROUP, INC.

                            Dated as of July 1, 2003

            --------------------------------------------------------

                                Table of Contents

                                                                                                       Page
                                                                                                       ----
ARTICLE I             Certain Definitions...........................................................     1

       Section 1.1.        Definitions..............................................................     1

ARTICLE II            The Purchase and Sale Transaction.............................................     4

       Section 2.1.        Purchase and Sale of the Shares..........................................     4
       Section 2.2.        Purchase Price...........................................................     4
       Section 2.3.        Closing..................................................................     4
       Section 2.4.        Stock Certificates.......................................................     4

ARTICLE III           Representations and Warranties of Seller......................................     5

       Section 3.1.        Good Title to Shares.....................................................     5
       Section 3.2.        Capitalization of RSA SLISI..............................................     5
       Section 3.3.        Organization and Standing of RSA SLISI...................................     5
       Section 3.4.        Permit...................................................................     6
       Section 3.5.        Assets and Property; No Liabilities......................................     6
       Section 3.6.        Authority; No Conflict...................................................     6
       Section 3.7.        Non-Contravention........................................................     7
       Section 3.8.        Taxes....................................................................     7

ARTICLE IV            Representations and Warranties Relating to Purchaser..........................     8

       Section 4.1.        Authority; No Conflict...................................................     8
       Section 4.2.        Non-Contravention........................................................     8

ARTICLE V             Conditions Precedent..........................................................     8

       Section 5.1.        Governmental Entity Filings and Approvals................................     8
       Section 5.2.        Liabilities..............................................................     9
       Section 5.3.        Assets...................................................................     9
       Section 5.4.        FIRPTA Certificate.......................................................     9

ARTICLE VI            Tax Matters...................................................................    10

       Section 6.1.        Transfer Taxes...........................................................    10
       Section 6.2.        Tax Matters..............................................................    10
       Section 6.3.        Computation of Tax Liabilities...........................................    11
       Section 6.4.        Seller's Indemnity for Taxes.............................................    12
       Section 6.5.        Assistance and Cooperation...............................................    12
       Section 6.6.        Refunds..................................................................    13
       Section 6.7.        Contests.................................................................    13

                                Table of Contents

                                                                                                       Page
                                                                                                       ----
       Section 6.8.        Post-Closing Actions which Affect Seller's Liability for Taxes...........    14
       Section 6.9.        Section 338(h)(10) Election..............................................    15

ARTICLE VII           Name Change...................................................................    16

       Section 7.1.        Name of RSA SLISI........................................................    16

ARTICLE VIII          Indemnification...............................................................    17

       Section 8.1.        Survival of Representations, Warranties and Covenants....................    17
       Section 8.2.        Obligation of Seller to Indemnify........................................    17
       Section 8.3.        Obligations of Purchaser to Indemnify....................................    18
       Section 8.4.        Notice of Indemnifying Party.............................................    18
       Section 8.5.        Purchase Price Adjustment................................................    19

ARTICLE IX            Miscellaneous.................................................................    20

       Section 9.1.        Notices..................................................................    20
       Section 9.2.        Termination..............................................................    21
       Section 9.3.        Amendment, Modification and Waiver.......................................    21
       Section 9.4.        Governing Law............................................................    21
       Section 9.5.        Descriptive Headings.....................................................    21
       Section 9.6.        Assignment; Binding Agreement............................................    21
       Section 9.7.        Third Party Beneficiaries................................................    22
       Section 9.8.        Specific Performance.....................................................    22
       Section 9.9.        Severability.............................................................    22
       Section 9.10.       Counterparts.............................................................    22
       Section 9.11.       Entire Agreement.........................................................    22
       Section 9.12.       Consent to Jurisdiction..................................................    22
       Section 9.13.       Waiver of Jury Trial.....................................................    23
       Section 9.14.       Interpretation...........................................................    23

                                    EXHIBITS

EXHIBIT A                  Assignment and Assumption Agreement

                                    SCHEDULES

Schedule 3.8               Tax

                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement (this "Agreement"), dated as of July 1, 2003, is made by and between Royal Group, Inc., a Delaware corporation ("Seller"), and Alleghany Insurance Holdings LLC, a Delaware limited liability company ("Purchaser").

                                   WITNESSETH

                  WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of RSA Surplus Lines Insurance Services, Inc., a corporation organized and existing under the laws of the State of Delaware ("RSA SLISI"), consisting of 200 shares of common stock, with no par value (the "Shares");

                  WHEREAS, RSA SLISI is the owner of the California broker license (the "Permit") and party to certain Producer Agreements (as defined below);

                  WHEREAS, Seller and Purchaser have entered into an acquisition agreement dated June 6, 2003 (the "Acquisition Agreement"), pursuant to which Purchaser agreed to purchase from Seller, and Seller agreed to sell to Purchaser, all of the issued and outstanding common stock of Royal Specialty Underwriting, Inc., a Georgia company ("RSUI");

                  WHEREAS, Purchaser desires to acquire the Shares, in part, for purposes of utilizing the Permit and Producer Agreements in conjunction with its planned acquisition of RSUI pursuant to the terms and conditions of the Acquisition Agreement;

                  WHEREAS, pursuant to the terms and conditions in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Shares; and

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby represent, warrant, covenant and agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

                           SECTION 1.1. DEFINITIONS. The following terms,
when used in this Agreement, shall have the meanings set forth herein. The terms defined below shall be deemed to refer to the singular or plural as the context requires.

                  "Acquisition Agreement" shall have the meaning set forth in the recitals.

                  "Agreement" shall have the meaning set forth in the preamble.

                  "Applicable Law" means any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principal of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity, including any amendments thereto that may be adopted from time to time.

                  "Assignment and Assumption Agreement" shall have the meaning set forth in Section 3.5.

                  "Closing" shall have the meaning set forth in Section 2.3.

                  "Closing Date" shall have the meaning set forth in Section
2.3.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Final Allocation" shall have the meaning set forth in Section 6.9(a).

                  "Damages" shall have the meaning set forth in Section 7.2.

                  "Final Seller's Tax Cost" shall have the meaning set forth in
Section 6.9(a).

                  "Governmental Entity" shall mean any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

                  "Income Tax" means any federal, state, local or foreign income, alternative, minimum, franchise, profits, or other similar Tax (but only if determined with respect to net income) or deficiencies with respect thereto (including interest and penalties thereon and additions thereto).

                  "Income Tax Return" means any Tax Return with respect to Income Taxes.

                  "Indemnifying Party" shall have the meaning set forth in
Section 8.4.

                  "Indemnitee" shall have the meaning set forth in Section 8.4.

                  "Independent Firm" shall have the meaning set forth in Section 6.2(d).

                  "Parent" shall have the meaning set forth in Section 3.8.

                  "Parent Group" shall have the meaning set forth in Section
3.8.

                  "Permit" shall have the meaning set forth in the recitals.

                  "Person" shall mean an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other entity.

                  "Pre-Closing Tax Period" means a taxable year or period ending on or before the Closing Date.

                  "Producer Agreements" shall mean the producer agreements of RSA SLISI entered into with (i) 3D Star Insurance Services and (ii) Adco General Corp.

                  "Post-Closing Tax Period" means a taxable year or period beginning after the Closing Date.

                  "Proposed Allocation" shall have the meaning set forth in
Section 6.9(a).

                  "Purchase Price" shall have the meaning set forth in Section 2.2.

                  "Purchaser" shall have the meaning set forth in the preamble.

                  "RIC" means Royal Indemnity Company, a Delaware insurance company.

                  "RSA SLISI" shall have the meaning set forth in the recitals.

                  "RSUI" shall have the meaning set forth in the recitals.

                  "Section 338 Elections" shall have the meaning set forth in
Section 6.9(a).

                  "Section 338 Forms" shall have the meaning set forth in
Section 6.9(b).

                  "Seller" shall have the meaning set forth in the preamble.

                  "Seller's Tax Cost" shall have the meaning set forth in
Section 6.9(a).

                  "Shares" shall have the meaning set forth in the recitals.

                  "Straddle Period" means a taxable year or period beginning on or before, and ending after, the Closing Date.

                  "Tax" or "Taxes" means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, insurance premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, estimated, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto.

                  "Tax Claim" shall have the meaning set forth in Section 6.7.

                  "Tax Return" means any and all returns, declarations, reports, claims for refund, information returns, or other documents or statements relating to Taxes required to be supplied to any Taxing Authority, including any schedule or attachment thereto and any amendment or supplement thereof.

                  "Taxing Authority" means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority with respect to Taxes.

                  "Transfer Taxes" means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any out-of-pocket filing expenses, penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

                                   ARTICLE II

                        THE PURCHASE AND SALE TRANSACTION

                           SECTION 2.1. PURCHASE AND SALE OF THE SHARES.
Purchaser agrees to purchase from Seller, and Seller agrees to sell, assign, transfer and deliver to Purchaser at Purchaser's direction, on the Closing Date, the Shares, for the consideration specified in Section 2.2, on the terms and conditions provided for herein.

                           SECTION 2.2. PURCHASE PRICE. Purchaser agrees to pay
to Seller, and Seller agrees to accept from Purchaser, as consideration for the sale of the Shares, $10.00 (the "Purchase Price"), which amount shall be payable by Purchaser by wire transfer of immediately available funds on the Closing Date.

                           SECTION 2.3. CLOSING.

                  (a) The consummation of the sale and purchase of the Shares (the "Closing") shall take place at 10:00 a.m., New York City time, on the date hereof, which shall be the same date as the closing of the transactions contemplated by the Acquisition Agreement (the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other location as the parties may agree upon in writing.

                  (b) At the Closing, each of the parties shall deliver or cause to be delivered to the intended recipient the monies, documents and instruments required to be delivered by or on behalf of such party at or prior to the Closing pursuant to the terms of this Agreement.

                           SECTION 2.4. STOCK CERTIFICATES. At the Closing,
subject to Purchaser's payment of the Purchase Price to Seller, Seller shall deliver to Purchaser certificates representing all of the Shares, duly assigned to Purchaser and duly endorsed in blank or accompanied by stock powers duly executed and with all stock transfer tax stamps affixed.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As of the Closing Date, Seller hereby represents, warrants and agrees as follows:

                           SECTION 3.1. GOOD TITLE TO SHARES. Seller has good
and valid title to the Shares free and clear of any lien, charge, proxy or encumbrance. The Shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights or right of first refusal or other right or restriction.

                           SECTION 3.2. CAPITALIZATION OF RSA SLISI.

                  (a) The authorized capital stock of RSA SLISI consists of 200 shares of common stock, no par value, all of which are issued and outstanding. No other class of equity securities, preferred stocks, bonds, debentures, notes or other securities of any kind of RSA SLISI is authorized, issued or outstanding.

                  (b) RSA SLISI does not own any proprietary interest or equity interest in, or any interest convertible or exchangeable into a proprietary interest or equity interest in, any Person.

                  (c) RSA SLISI has not issued any securities in violation of any preemptive or similar rights. There are no outstanding options, warrants, calls, preemptive or other rights, commitments, subscriptions or agreements of any kind (absolute, contingent or otherwise) to which RSA SLISI is a party, or by which RSA SLISI is bound to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest of RSA SLISI. Neither RSA SLISI nor Seller is a party to any agreement with a third party which places any restriction upon, or which creates any voting trust, proxy, or other agreement or understanding with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of RSA SLISI. There are no restrictions upon, or voting trusts, proxies or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of RSA SLISI.

                           SECTION 3.3. ORGANIZATION AND STANDING OF RSA SLISI.
RSA SLISI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. Other than the Permit, RSA SLISI does not own, lease or operate any assets or properties. RSA SLISI is duly qualified or licensed to do business in the State of California and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification or licensing necessary. Seller has made available to Purchaser prior to the execution of this Agreement true, correct and complete copies of the certificate of incorporation and bylaws, as currently in effect, for RSA SLISI.

                           SECTION 3.4. PERMIT. The Permit held by RSA SLISI is
valid and in full force and effect, and RSA SLISI is in compliance in all material respect with such Permit. To the knowledge of Seller, no material violations exist in respect of the Permit and no action, inquiry, investigation or proceeding is pending or threatened, which would reasonably be expected to result in the cancellation, revocation, amendment, failure to renew, limitation, modification, suspension or revocation of the Permit.

                           SECTION 3.5. ASSETS AND PROPERTY; NO LIABILITIES.

                  (a) As of the Closing Date, RSA SLISI shall have no assets, except (i) its corporate charter, (ii) the Permit, which will be valid and enforceable, (iii) the minimum amount of assets, if any, required by the California Department of Insurance to maintain the Permit or such additional amount as permitted in this Agreement, with such assets to consist only of cash and U.S. Treasury notes, and (iv) the Producer Agreements. Seller shall cause all other assets and properties of RSA SLISI to be assigned to RIC on or prior to the Closing Date pursuant to an Assignment and Assumption Agreement attached hereto as EXHIBIT A (the "Assignment and Assumption Agreement").

                  (b) All liabilities of RSA SLISI shall have been assumed by RIC on or prior to the Closing Date pursuant to the Assignment and Assumption Agreement. On the Closing Date, RSA SLISI shall have no liabilities of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due which have not been assumed by RIC pursuant to the Assignment and Assumption Agreement.

                           SECTION 3.6. AUTHORITY; NO CONFLICT. Seller has all
requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the sale of the Shares. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller (including any proceedings on the part of stockholders of Seller) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, or similar laws affecting the enforcement of creditors' rights generally or by insurance regulatory authorities.

                           SECTION 3.7. NON-CONTRAVENTION. The execution,
delivery and performance by Seller of this Agreement does not and will not (i) violate the certificate of incorporation or bylaws of Seller and the certificate of incorporation or bylaws of RSA SLISI, (ii) give rise to any right of termination under any material agreement to which Seller or RSA SLISI is a party or (iii) result in the creation of any lien on the Shares or any material lien on any material asset of Seller or RSA SLISI.

                           SECTION 3.8. TAXES. Other than as set forth in
SCHEDULE 3.8:

                  (a) Arrowpoint General Partnership ("Parent") is the common parent of an affiliated group of corporations (within the meaning of section 1504(a) of the Code) (such group, the "Parent Group") which files consolidated federal income Tax Returns. From October 28, 1997 through the Closing Date, Parent has included (or, with respect to the taxable year ending on the Closing Date, will include) RSA SLISI in its consolidated federal income Tax Return as a member of the Parent Group.

                  (b) Other than as set forth on Schedule 3.8: (i) For all periods ending on or after December 31, 1997, and for which the relevant statutes of limitation have not expired, RSA SLISI has filed (or joined in the filing of) when due (after taking into account all properly requested extensions) all material Tax Returns required by Applicable Law to be filed with respect to RSA SLISI and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing or after taking into account any changes thereto reflected on any amended Tax Returns; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, RSA SLISI in respect of any material Tax or assessment, nor is any claim for additional Tax or assessment being asserted by any Taxing Authority; (iv) except for the Parent Group, RSA SLISI has never been a member of an affiliated, consolidated, combined or unitary group; (v) since October 28, 1997, no claim has been asserted in writing by any Taxing Authority in a jurisdiction in which RSA SLISI does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (vi) RSA SLISI is not a party to any agreement (other than an agreement entered into in the ordinary course of business for the purchase or lease of assets, the borrowing of money, the hiring of employees or consultants or other commercial transactions in the ordinary course of business), whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters; (vii) RSA SLISI has withheld and remitted to its applicable taxing authorities all Taxes required to be withheld in connection with any material amounts paid or owing to any employee, creditor, attorney, independent contractor or other Person; (viii) since October 28, 1997, neither Parent, Seller, nor RSA SLISI has made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to material Taxes affecting or relating to RSA SLISI, or entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to RSA SLISI; (ix) no ruling with respect to Taxes (other than a request for a determination of the status of a qualified plan) has been requested by or on behalf of RSA SLISI or by Parent with respect to any transaction involving RSA SLISI that could affect the liability of RSA

SLISI for Taxes for any period after the Closing; (x) RSA SLISI has no liability for the Taxes of any Person (other than pursuant to Treasury Regulation Section 1.1502-6, or any analogous state, local or foreign law or regulation) as a transferee or successor; and (xi) the statutes of limitations for Tax years of RSA SLISI have closed for all such years ending prior to January 1, 2000.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASER

                  As of the Closing Date, Purchaser hereby represents, warrants and agrees as follows:

                           SECTION 4.1. AUTHORITY; NO CONFLICT. Purchaser has
all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the purchase of the Shares. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, or similar laws affecting the enforcement of creditors' rights generally or by insurance regulatory authorities.

                           SECTION 4.2. NON-CONTRAVENTION. The execution,
delivery and performance by Purchaser of this Agreement does not and will not
(i) violate the certificate of incorporation or bylaws (or comparable organizational documents) of Purchaser or (ii) give rise to any right of termination under any material agreement to which Purchaser is a party.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

                           SECTION 5.1. GOVERNMENTAL ENTITY FILINGS AND
         APPROVALS.

                  (a) Purchaser and Seller shall (i) cooperate and use their reasonable best efforts to obtain all consents, approvals and agreements of all Governmental Entities necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement at the earliest possible time hereafter, (ii) as promptly as practicable hereafter, file or submit, or cause to be filed or submitted, to all Governmental

Entities all required notices, applications, documents and other materials necessary in connection with the consummation of the transactions contemplated hereby and (iii) use their respective reasonable best efforts to respond as promptly as practicable to all inquires received from all Governmental Entities for additional information or documentation in connection with such transactions. Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement. Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Entity. For purposes of this Agreement, the covenant of the parties to use their "reasonable best efforts" shall not require any party to agree to limit the conduct of its business or to divest itself of any material assets or properties.

                  (b) It is a condition precedent for the consummation of the transactions contemplated by this Agreement that, on or prior to the Closing, all permits, authorizations and approvals mentioned in the previous paragraph be obtained and be in full force and effect.

                           SECTION 5.2. LIABILITIES. It is a condition precedent
for the consummation of the transactions contemplated by this Agreement that, on or prior to the Closing Date, RIC shall have assumed all liabilities and obligations of RSA SLISI pursuant to the terms and conditions of the Assignment and Assumption Agreement. At or prior to the Closing Date, Seller shall cause each of RIC and RSA SLISI to execute and deliver to Purchaser the Assignment and Assumption Agreement.

                           SECTION 5.3. ASSETS. It is a condition precedent for
the consummation of the transactions contemplated by this Agreement that, as of the Closing Date, Seller shall have removed all assets of RSA SLISI except (i) its corporate charter, (ii) the Permit, (iii) the minimum amount of assets, if any, required by the California Department of Insurance to maintain the Permit or such additional amount as permitted in this Agreement, with such assets to consist only of cash and U.S. Treasury notes, and (iv) the Producer Agreements.

                           SECTION 5.4. FIRPTA CERTIFICATE. It is a condition
precedent for the consummation of the transactions contemplated by this Agreement that, on or prior to the Closing Date, Seller shall deliver to Purchaser a certificate satisfying the requirements of Treasury Regulation section 1.1445-2(b)(2).

                           SECTION 5.5. RESIGNATION OF RSA SLISI DIRECTORS. It
is a condition precedent to the consummation of the transactions contemplated by this Agreement that, as of the Closing Date, Seller shall have caused each of the directors of RSA SLISI who is not an employee of RSUI to submit their letters of resignation effective as of the Closing Date.

                           SECTION 5.6. CORPORATE RECORDS. As soon as
practicable following the Closing Date, Seller shall deliver to Purchaser all minute books, stock ledgers, stock books, canceled or unused stock certificates, corporate seals, books, records (including but not limited to, for all open Tax periods, any Income Tax Returns, records and worksheets relating to Taxes, as well as any Tax closing or settlement agreements and any Tax examinations or similar reports, but excluding any such records that are part of any consolidated, combined, unitary or similar Tax Return except to the extent solely related to RSA SLISI), files, personnel records, policy forms, stationery, software, data, documents and properties of RSA SLISI that are in the possession of any of Seller or its other Affiliates.

                                   ARTICLE VI

                                   TAX MATTERS

                           SECTION 6.1. TRANSFER TAXES. All Transfer Taxes, if
any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Purchaser. The parties shall cause all appropriate stock Transfer Tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered. Seller and Purchaser shall reasonably cooperate in the preparation, execution and filing of, all Tax Returns, applications or other documents regarding any Transfer Taxes that become payable in connection with the sale of the Shares pursuant to this Agreement.

                           SECTION 6.2. TAX MATTERS. Except as provided in
Section 6.1 hereof:

                  (a) Parent or Seller shall file or cause to be filed when due all Tax Returns that are required to be filed for any Pre-Closing Period by or with respect to RSA SLISI or the Permit and Parent or Seller shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. All such Tax Returns will be prepared in a manner consistent with the past practice of Seller and RSA SLISI.

                  (b) Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed for any Post-Closing Period or any Straddle Period by or with respect to RSA SLISI or the Permit and, subject to Sections 6.2(d) and 6.3 hereof, Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (c) Purchaser shall cause RSA SLISI to prepare in a manner consistent with past practice of RSA SLISI, and to deliver to Parent or Seller, all relevant Tax information relating to RSA SLISI reasonably required to permit Parent or Seller to file or cause to be filed when due all Tax Returns required to be filed or caused to be filed by Parent or Seller pursuant to
Section 6.2(a) of this Agreement.

                  (d) In the case of any Tax Return for any Straddle Period, Purchaser shall provide Seller with copies of the completed Tax Return for such taxable period and a schedule apportioning the Tax shown on such Tax Return as between Seller and Purchaser and specifying the amount due to or from Seller (all computed in accordance with Section 6.3 hereof), together with such related work papers and other documents as Seller shall reasonably request, no later than forty-five (45) days before the due date for the filing of such Tax Return. Seller and its authorized representatives shall have the right to review the Tax Return and schedule received from Purchaser pursuant to the terms of this Section 6.2(d). Seller and Purchaser agree to consult each other and resolve in good faith any issues arising under the terms of this Section 6.2(d) as a result of the review of any such Tax Returns and schedule received from Purchaser. If the parties agree upon the contents of the Tax Return and the schedule, then the Tax Return shall be filed as so agreed and the amount of Tax, if any, due from Seller shall be paid by Seller to Purchaser no later than two (2) days prior to the date of filing of such Tax Return or the amount of Tax due, if any, from Purchaser to Seller shall be paid by Purchaser to Seller no later than three (3) days after the date of filing of such Tax Return. If the parties are unable to resolve any dispute as to any Tax Return or accompanying schedule within thirty (30) days after the provision of such Tax Return or schedule to the Seller, the parties shall refer the dispute to an independent mutually agreed upon nationally recognized accounting firm (the "Independent Firm") to act as an arbitrator to resolve the disagreement prior to the due date of the filing of such Tax Return. The Independent Firm's determination shall be final and binding upon the parties, and all fees and expenses relating to the engagement of the Independent Firm shall be shared equally by Seller and Purchaser.

                  (e) Seller or Parent shall cause any Tax sharing agreement or similar arrangement with respect to Taxes involving RSA SLISI, on the one hand, and Seller, Parent or any Affiliates of either, on the other hand, to be terminated effective as of the Closing Date, so that to the extent any such agreement or arrangement relates to RSA SLISI after the Closing Date, none of RSA SLISI, Seller, Parent nor the Affiliates of any of them shall have any obligation thereunder to the other, whether to make payment or otherwise, under any such agreement or arrangement for any past, present or future period.

                  (f) Except as otherwise expressly contemplated by this Agreement, from the date hereof to and including the Closing Date, neither Parent nor Seller without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) will permit RSA SLISI to directly or indirectly (i) make, change or revoke, or permit to be made, changed or revoked, any material election or method of accounting, with respect to Taxes affecting RSA SLISI for Post-Closing Tax Periods, or (ii) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes of RSA SLISI affecting or relating to Post-Closing Tax Periods.

                           SECTION 6.3. COMPUTATION OF TAX LIABILITIES. To the
extent permitted or required by Applicable Law or administrative practice, (i) the taxable period of RSA SLISI that began on January 1 of the calendar year which includes the Closing Date shall be treated as closing as of the close of business on the Closing Date, notwithstanding the foregoing, (ii) all transactions not in the ordinary course of business and properly allocable thereunder to the portion of the day after the Closing shall be reported on Purchaser's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Purchaser or its Affiliates to the extent permitted by Applicable Law, and (iii) no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). For purposes of this Agreement, where it is necessary to apportion between Seller and Purchaser the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis. In determining Seller's liability for Taxes pursuant to this Agreement, Seller shall be credited with the amount of estimated or actual Taxes paid by or on behalf of RSA SLISI prior to the Closing. To the extent that Seller's liability for Taxes of RSA SLISI for a Straddle Period is less than the amount of estimated or actual Taxes previously paid by or on behalf of RSA SLISI with respect to such Straddle Period, Purchaser shall pay Seller the difference within three (3) days of the filing of the Tax Return relating to such Tax. Parent, Seller and the Purchaser further agree to file all Tax Returns (including, without limitation, all State income Tax Returns), handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this Section 6.3.

                           SECTION 6.4. SELLER'S INDEMNITY FOR TAXES.
Notwithstanding anything contained in this Agreement to the contrary:

                  (a) Seller shall pay and shall indemnify and hold harmless the Purchaser, RSA SLISI and their respective Affiliates, successors and permitted assigns from: (i) all liability for Taxes of RSA SLISI for all Pre-Closing Tax Periods and the Seller's portion of the Straddle Period (as determined pursuant to Section 6.2(d) hereof), including any liability of the Parent Group for additional Taxes arising solely as a result of the Section 338 Elections if elected, as set forth below; (ii) all liability resulting by reason of the several liability of RSA SLISI pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Applicable Law or by reason of RSA SLISI ever having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (iii) all Damages attributable to any misrepresentation or breach or non-performance of warranty or agreement made by the Seller or the Parent in Section 3.8 or this Article VI.

                  (b) The representations and warranties of Seller and the agreements of the parties contained in this Article VI shall survive the Closing and shall continue in full force and effect until thirty (30) days after the expiration of the statute of limitations of the Tax to which the representation, warranty or agreement relates. There shall be no limit on the aggregate amount for which Seller shall be liable under Section 6.4(a) hereof and no deductible shall apply.

                           SECTION 6.5. ASSISTANCE AND COOPERATION. After the
Closing Date, both Seller and Purchaser shall (and shall cause their respective Affiliates to) in good faith cooperate with and assist the other in connection with the preparation of any Tax Returns (including any amended Tax Returns), the determination of the requesting party's own liability for Taxes, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall (i) make such request in writing and (ii) reimburse the other party for the reasonable out-of-pocket expenses incurred in providing such assistance. In addition, neither party shall dispose of any Tax workpapers, books or records relating to RSA SLISI during the six-year period following the Closing Date, and thereafter shall give the other party written notice before disposing of such items and a reasonable opportunity to copy or take possession of the same prior to their disposition. Each party shall be free to dispose of such items after the expiration of the six-year period, unless such other party provides notice within thirty (30) days of the expiration of the six-year period that such other party intends to copy or take possession of such items. Any information obtained pursuant to this Section 6.5 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

                           SECTION 6.6. REFUNDS. Any Tax refund (including any
interest in respect thereof but net of any Tax imposed thereon) received by Purchaser or its Affiliates, and any amounts credited against Tax to which Purchaser or any of its Affiliates becomes entitled (including by way of any amended Tax Returns), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within five (5) days after receipt or entitlement thereto. Purchaser shall pay Seller interest at the rate prescribed under section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due pursuant to the preceding sentence.

                           SECTION 6.7. CONTESTS. Notwithstanding anything to
the contrary contained in this Agreement:

                  (a) After the Closing Date, Purchaser shall notify Seller in writing within ten (10) days of the date a claim is made or threatened in writing by any Taxing Authority that, if successful, may reasonably result in an indemnity payment by Seller under Section 6.4 (a "Tax Claim"). Such notice shall contain factual information describing in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known, and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability. Failure by Purchaser to give such notice to the Seller shall not relieve the Seller of any liability that it may have on account of its indemnification obligation under this Article VI, except to the extent that Seller is materially and adversely prejudiced thereby in the defense of such Tax Claim; provided, however, that irrespective of whether the Seller is materially or adversely prejudiced, Seller shall be permitted to reduce any liability Seller may have on account of its indemnification obligation under this Article VI by the amount of its actual, out-of-pocket monetary damages that are caused by the Purchaser's failure to timely give the notice required pursuant to this Section 6.7(a).

                  (b) Seller will have the right, at its option, upon timely notice to Purchaser, to assume at its own expense control of any audit or other defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of RSA SLISI for a Straddle

Period, which as described below, the parties shall jointly control) with its own counsel, provided that Seller's notice acknowledges Seller's indemnification liability for such claim. Seller's right to control a Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by Seller or for which Seller would be liable pursuant to Section 6.4. Costs of defending or contesting such Tax Claims are to be borne by Seller unless the Tax Claim relates to a Straddle Period, in which event such costs shall be fairly apportioned as described below. Purchaser and RSA SLISI at their own expense each shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include the retention and, upon Seller's request, the provision of records and information that are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, Seller shall neither consent nor agree to the settlement of any Tax Claim with respect to any liability for Taxes that may affect the liability for any state, federal or foreign income tax of RSA SLISI or any affiliated group (as defined in section 1504(a) of the Code) of which RSA SLISI is a member for any Post-Closing Tax Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and neither Seller, nor any Affiliate of Seller, shall file an amended Tax Return that may increase the liability for Taxes of RSA SLISI for any Post-Closing Tax Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser and Seller shall jointly control all proceedings taken in connection with any Tax Claims relating solely to a Straddle Period of RSA SLISI and each party shall bear its own out-of-pocket costs and expenses of the contest and all joint costs and expenses of the contest shall be borne in the same ratio as the applicable proposed Tax would be allocated.

                           SECTION 6.8. POST-CLOSING ACTIONS WHICH AFFECT
SELLER'S LIABILITY FOR TAXES.

                  (a) Purchaser shall not allow or cause RSA SLISI to take, or fail to take, any action or omit to take any action after the Closing Date as to which Seller has notified Purchaser in writing on or before the Closing Date if the taking of such action or the failure to take such action will increase the Taxes of RSA SLISI for any Pre-Closing Tax Period provided that the taking of such action or the failure to take such action does not materially affect the conduct of the RSA SLISI's business after the Closing Date.

                  (b) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit RSA SLISI to) amend, refile or otherwise modify any Tax Return relating in whole or in part to RSA SLISI with respect to any Pre-Closing Tax Period without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

                  (c) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit RSA SLISI to) carryback for federal, state, local or foreign Tax purposes to any Pre-Closing Tax Period or to the portion of any Straddle Period ending before the Closing Date of RSA SLISI, Seller, or any Affiliate of Seller, any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Purchaser or any Affiliate of Purchaser, or portion thereof, ending on or after the Closing Date.

                           SECTION 6.9. SECTION 338(h)(10) ELECTION.

                  (a) Within ninety (90) days of the Closing Date, Purchaser shall furnish Seller with Purchaser's proposed allocation of the Purchase Price among the RSA SLISI Shares and the other transactions, rights and obligations contemplated pursuant to this Agreement and the Ancillary Agreements, the determination of the ADSP (as defined in applicable Treasury Regulations under Section 338 of the Code) and the allocation of ADSP among the assets of the RSA SLISI and other relevant items (the "Proposed Allocation"). Purchaser and Seller each agree to consult in good faith with regard to the proposed determination and the Proposed Allocation, provided that Seller shall accept Purchaser's final determination of the ADSP and the Proposed Allocation to the extent that they are reasonable and consistent with Applicable Law (which, when accepted, shall become the "Final Allocation"). Within thirty (30) days after the determination of the Final Allocation, Seller shall deliver to Purchaser a schedule setting forth in reasonable detail the additional amount of cash ("Seller's Tax Cost") that Seller reasonably estimates is necessary to ensure that the net proceeds derived by Seller from the sale of the RSA SLISI Shares if the Purchaser elects to make the elections provided for under Section 338(h)(10) of the Code and any similar elections required to be, or treated as, made under any applicable state or local Tax laws as a result of the federal election (collectively, the "Section 338 Elections") is not less than the amount of net proceeds Seller would have derived from the sale of the RSA SLISI Shares in the absence of the Section 338 Elections. The Seller's Tax Cost shall be computed (1) on an after-Tax basis including, without limitation any additional Taxes imposed on the receipt of any additional amounts or any additional Taxes attributable to the allocation of ADSP to anything other than the RSA SLISI Shares, and (2) on the basis such that the after-Tax proceeds to Seller of the receipt of the Final Purchase Price plus the Seller's Tax Cost equals the amount of after-Tax proceeds the Seller would have received from the sale of the RSA SLISI Shares in exchange for the Final Purchase Price if the Section 338 Elections were not made and the entire final Purchase Price were allocable solely to the RSA SLISI Shares. Purchaser and Seller each agree to consult in good faith with regard to the determination and calculation of Seller's Tax Cost, provided that Purchaser shall accept Seller's final determination of Seller's Tax Cost to the extent that it is reasonable and consistent with Applicable Law (which, when accepted, shall become the "Final Seller's Tax Cost").

                  (b) Within fifteen (15) days after the agreement or determination of the Final Seller's Tax Cost, Purchaser shall notify Seller of Purchaser's decision as to whether to make the Section 338 Elections. If Purchaser decides to make the Section 338 Elections, Seller agrees to (or to cause Parent to, if applicable) join with Purchaser in making timely and irrevocable Section 338 Elections, provided Seller receives the payment of the Final Seller's Tax Cost as provided in Section 6.9(c) hereof. If Purchaser decides to make the Section 338 Elections, Purchaser shall be solely responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338 Elections, including, without limitation, IRS Form 8023 or applicable successor form, and any similar forms or applicable successor forms under applicable state or local income tax laws (the "Section 338 Forms"), and Purchaser shall furnish a copy of the draft Section 338 Forms to Seller for Seller's review and comment, which Seller agrees to do promptly. Seller shall, and if required, Seller shall cause Parent to, cooperate in good faith with Purchaser's preparation of the Section 338 Forms, and Seller agrees to promptly provide (or cause Parent to promptly provide) to Purchaser true, correct and complete information regarding Seller (or Parent or Parent Group, if applicable) reasonably requested by Purchaser and necessary to complete the Section 338 Forms.

                  (c) Thereafter, Purchaser shall deliver to Seller for execution by Seller (or Parent, if applicable) the final Section 338 Forms. Within five (5) days of delivering the final Section 338 Forms to Seller, Purchaser shall pay to Seller (by wire transfer in U.S. Dollars of immediately available funds to the bank account specified by Seller to Purchaser) an amount equal to the Final Seller's Tax Cost, and Seller (or Parent, if applicable) agrees to and shall simultaneously execute and deliver to Purchaser the final
Section 338 Forms.

                  (d) If Purchaser has paid to Seller the Final Seller's Tax Cost, then Seller agrees that Seller (i) shall, or shall cause Parent to, report the acquisition of RSA SLISI by Purchaser in a manner consistent with the making of the Section 338 Elections (ii) shall not, and shall cause Parent and each member of Parent Group not to, take a position in any Tax Return or audit or any proceeding before any Taxing Authority or otherwise inconsistent with the
Section 338 Elections, including the determination of the ADSP and the Final Allocation shown thereon, unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

                  (e) Purchaser shall bear the costs and expenses of preparing the Section 338 Forms and the Proposed and Final Allocations.

                                  ARTICLE VII

                                   NAME CHANGE

                           SECTION 7.1. NAME OF RSA SLISI. As promptly as
practicable following the Closing, but in no event later than six (6) months following the Closing Date, Purchase shall, and shall cause RSA SLISI to make appropriate filings with all Governmental Entities and any other applicable registries to change the legal name and any tradename of RSA SLISI to a name that does not include "Royal", "RSA" or anything confusingly similar thereto. Seller agrees that the foregoing shall not be deemed to prohibit RSA SLISI or any of its Affiliates from adopting a new name that allows for the use of the acronym "RSUI" or from using "RSUI" or "Specialty Underwriting" in its corporate name.

                                  ARTICLE VIII

                                 INDEMNIFICATION

                           SECTION 8.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) The representations and warranties of the parties contained in this Agreement shall survive the Closing and shall continue in full force and effect until one (1) year following the Closing Date, after which time such representations and warranties shall terminate and have no further force or effect, except that the representations and warranties contained in Section 3.1 (Good Title to Shares), Section 3.2 (Capitalization) and Section 3.5 (Assets and Property; No Liabilities) shall survive indefinitely, and the representations and warranties contained in Section 3.8 (Taxes) shall survive until the time set forth in Section 6.4(b) hereof. The period during which any such representation and warranty survives is the "Survival Period" for such representation and warranty. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to losses in respect of any Action of which notice is given pursuant to this Agreement prior to the end of the Survival Period, until such Action (as defined herein) is finally resolved and any related losses are paid.

                  (b) Unless otherwise limited by the terms of this Agreement, covenants of the parties contained in this Agreement shall survive the Closing indefinitely.

                  (c) In the event of a breach of any of such representations, warranties, covenants or agreements, the party to whom such representations, warranties, covenants or agreements have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement, whether at law or equity, regardless of any knowledge of, disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date.

                           SECTION 8.2. OBLIGATION OF SELLER TO INDEMNIFY. Other
than in respect of Taxes, indemnification for which shall be governed solely by
Article VI hereof, Seller shall indemnify, defend and hold harmless Purchaser, together with its officers, directors, employees, Affiliates, successors, permitted assigns, agents and representatives, from and against any and all losses, judgments, claims, awards, damages, settlements, costs, interest, penalties, deficiencies and expenses, including, without limitation, court costs and reasonable attorneys' fees and expenses ("Damages"), arising out of, resulting from or relating to the following: (i) breach of any representation or warranty of Seller contained herein; (ii) any breach or non-performance of any of the covenants or agreements of Seller contained in this Agreement; (iii) the business of RSA SLISI prior to the Closing or any other business of Seller related to the business of RSA SLISI, or any act, omission, debt obligation or liability of Seller, its agents, contractors, employees, officers or directors;
(iv) any and all such claims, losses, judgments, awards, damages, settlements, costs, interest, penalties, deficiencies and expenses, which are brought, levied or held against RSA SLISI, Purchaser or its Affiliates resulting from or relating to the employment of any person by, or the provision of services by any person to, the RSA SLISI, including by way of illustration and not by way of limitation, claims based upon discrimination on the basis of race, gender, color, religion, national origin, age, disability, or other protected classification, the failure to pay any wages, compensation or other benefits payable or due to any such person, the failure to deduct or collect any and all employment taxes and withholdings, the failure to recognize veteran's rights or the harassment of any person, occurring on or before Closing Date; (v) any and all such claims, losses, judgments, awards, damages, settlements, costs, interest, penalties, deficiencies and expenses, which are brought, levied or held against RSA SLISI resulting from or relating to any "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any other employee benefit, fringe benefit, deferred or incentive compensation plan, fund, program, policy, arrangement or practice (each a "Plan") which has ever been maintained, sponsored or contributed to, or to which contributions were ever required to be made by, Seller, RSA SLISI or any person treated as a single employer with Seller or RSA SLISI under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, with respect to any act or omission occurring at any time (other than any claim relating to, resulting from or arising out of any Plan of Purchaser or any of its Affiliates and involving any act or omission after the Closing Date); or (vi) any and all actions, orders, writs, injunctions, judgments or decrees outstanding or any claims, suits, litigations, proceedings, arbitrations, inquiries, governmental audits or investigations (collectively, "Actions"), judgments, costs and expenses incidental to the foregoing. For purposes of the indemnification provided in Section 8.2, in determining whether the representations and warranties of Seller have been breached, no effect will be given to any materiality qualifier set forth in the representations and warranties.

                           SECTION 8.3. OBLIGATIONS OF PURCHASER TO INDEMNIFY.
Purchaser shall indemnify, defend and hold harmless Seller, together with its officers, directors, employees, Affiliates, successors, permitted assigns, agents and representatives from and against any and all losses, judgments, claims, awards, damages, settlements, costs, interest, penalties, deficiencies and expenses, including without limitation, reasonable attorneys' fees and expenses, arising out of, resulting from or relating to (i) any of Purchaser's breach of any representation or warranty of Purchaser in this Agreement; (ii) any breach or non-performance of any of the covenants or agreements of Purchaser contained in this Agreement; and (iii) any and all Actions, judgments, costs and expenses incidental to the foregoing. For purposes of the indemnification provided in Section 8.3, in determining whether the representations and warranties of Purchaser have been breached, no effect will be given to any materiality qualifier set forth in the representations and warranties.

                           SECTION 8.4. NOTICE OF INDEMNIFYING PARTY.

                  (a) If any party (the "Indemnitee") receives notice of any third-party claim or of the commencement of any Action or becomes aware of the occurrence of any event with respect to which any other party (or parties) (the "Indemnifying Party") is required to provide indemnification pursuant to
Section 8.1 or 8.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof.

                  (b) (i) The Indemnifying Party shall, upon receipt of such notice and upon its notifying the Indemnitee in writing that it shall indemnify all the Indemnitee in respect of such matter, be entitled to participate in or, at the Indemnifying Party's option, assume at its own expense the defense, appeal or settlement of such third party claim with respect to which such indemnity has been invoked with counsel of its own choosing (who shall be reasonably satisfactory to the Indemnified Party), and the Indemnitee shall fully cooperate with the Indemnifying Party in connection therewith including contesting such third party claim or making any counterclaim against the third party claimant; provided, however, that if the Indemnifying Party assumes the defense, appeal or settlement of such third party claim, (i) the Indemnifying Party shall reimburse the Indemnitee for out of pocket expenses incurred by the Indemnitee (such as travel costs, but not internal time charges) and (ii) the Indemnitee shall be entitled to employ one counsel to represent itself if an actual conflict of interest exists in the opinion of counsel to the Indemnitee between the Indemnifying Party and the Indemnitee in respect of such third party claim and in that event the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party (it being understood that the Indemnitee may employ not more than one counsel to represent it at the expense of the Indemnifying Party). Any Indemnitee is hereby authorized prior to the date on which its receives written notice from the Indemnifying Party that it intends to assume the defense, appeal or settlement of such third party claim, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interest or that of the Indemnifying Party until the date on which the Indemnitee receives such notice from the Indemnifying Party, provided that, prior to filing such motion, answer or other pleading or taking such other action, the Indemnitee shall have made reasonable efforts to consult with the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense, appeal or settlement of such third party claim within twenty (20) days after receipt of notice thereof from the Indemnitee, such Indemnitee shall have the right to undertake the defense or appeal of or settle or compromise such third party claim on behalf of and for the account and risk of the Indemnifying Party.

                  (ii) Except as set forth in Section 8.4 (b)(i), no claim or demand may be settled by the Indemnitee without the consent of the Indemnifying Party, which consent shall not be unreasonably delayed or withheld. Unless the claim or demand seeks only dollar damages (all of which are to be paid by the Indemnifying Party), no such claim or demand may be settled by the Indemnifying Party without the consent of the Indemnitee, which consent shall not be unreasonably delayed or withheld.

                  (iii) Seller and Purchaser shall make mutually available to each other all relevant information in their possession relating to any third party claim and shall cooperate with each other in the defense thereof.

                           SECTION 8.5. PURCHASE PRICE ADJUSTMENT. Purchaser and
Seller agree to treat, to the maximum extent permitted by Applicable Law, any payments under Article VI or this Article VIII as an adjustment to the Purchase Price for all Tax purposes.

                                   ARTICLE IX

                                  MISCELLANEOUS

                           SECTION 9.1. NOTICES. All notices, requests, claims,
demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (delivery or which is confirmed), by courier (delivery of which is confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement as follows:

                  If to Seller:

                           Laura S. Lawrence, Esq.
                           General Counsel
                           Royal Group, Inc.
                           9300 Arrowpoint Blvd.
                           Charlotte, North Carolina 28273
                           Telephone No.: (704) 522-2851
                           Facsimile No.: (704) 522-2313

                           with a copy to (which shall not constitute notice to Seller for purposes of this Section 9.1):

                           Robert J. Sullivan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telephone No.: (212) 735-3000
                           Facsimile No.: (212) 735-2000

                  If to Purchaser:

                           Mr. David E. Leonard
                           Executive Vice President
                           Royal Specialty Underwriting, Inc.
                           945 East Paces Ferry Road
                           Atlanta, Georgia 30326
                           Telephone No.: (404) 231-2366
                           Facsimile No.: (404) 231-3755
                           with copies to (which shall not constitute notice to Purchaser for purposes of this Section 9.1):

                           Robert M. Hart, Esq.
                           General Counsel
                           Alleghany Corporation
                           375 Park Avenue
                           Suite 3201
                           New York, New York 10152
                           Telephone No.: (212) 752-1356
                           Facsimile No.: (212) 759-8149

                           Aileen C. Meehan, Esq.
                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York 10019
                           Telephone No.: (212) 259-8000
                           Facsimile No.: (212) 259-6333

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 9.1 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

                           SECTION 9.2. TERMINATION. This Agreement may be
terminated at any time by mutual agreement of Purchaser and Seller in writing.

                           SECTION 9.3. AMENDMENT, MODIFICATION AND WAIVER. This
Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

                           SECTION 9.4. GOVERNING LAW. This Agreement shall be
governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                           SECTION 9.5. DESCRIPTIVE HEADINGS. The descriptive
article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                           SECTION 9.6. ASSIGNMENT; BINDING AGREEMENT. Neither
this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this Agreement, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party hereto, except that Purchaser shall have the right any time, without such consent, to assign, in whole or in part, its rights hereunder to any wholly owned Subsidiary of Purchaser, provided that such assignment shall not relieve Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                           SECTION 9.7. THIRD PARTY BENEFICIARIES. Nothing in
this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                           SECTION 9.8. SPECIFIC PERFORMANCE. The parties
recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at Law.

                           SECTION 9.9. SEVERABILITY. Any term or provision of
this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

                           SECTION 9.10. COUNTERPARTS. This Agreement may be
executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                           SECTION 9.11. ENTIRE AGREEMENT. This Agreement and
the Assignment and Assumption Agreement (together with the Seller Disclosure Schedules, the other schedules hereto and thereto, the exhibits hereto and thereto, the annexes hereto and thereto and the other agreements, documents and instruments delivered in connection herewith and therewith) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

                           SECTION 9.12. CONSENT TO JURISDICTION. Each of the
parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or such applicable state and federal court located in the State of Delaware) for the purposes of enforcing this Agreement. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

                           SECTION 9.13. WAIVER OF JURY TRIAL. EACH OF THE
PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                           SECTION 9.14. INTERPRETATION.

                  (a) When a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (b) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

                                      ROYAL GROUP, INC.

                                      By: /s/ Stephen M. Mulready
                                          ______________________________________
                                          Name: Stephen M. Mulready
                                          Title: President and Chief Executive
                                                 Officer

                                      ALLEGHANY INSURANCE HOLDINGS
                                      LLC

                                      By: /s/ James P. Slattery
                                          ______________________________________
                                          Name: James P. Slattery
                                          Title: President